MEMORANDUM


To:        Steve Perles

From:      John Antenucci
           President, ISIS

Date:      June 15, 1999

RE:        Reconciliation of Accounts Payable

Steve:

What follows is an approach to resolve the accounts payable issues between ISIS and you. If you agree with the approach, please let me know and I will have Gary Murphy and Fred Beisser develop the necessary documents.

BASIS

Account payable (6/3/99)            $117,651.11
Accounts paid   (6/7/99)              20,000.00
Balance Due                           97,651.11


REPAYMENT PLAN

1) ISIS will issue 375,580 registered shares priced at $.26 (value on the date of our discussion) within 60 days.
2) ISIS will issue a put of up to 19,200 shares per month at $.26 or up to $4,999.80/month. Puts will be exerciseable on the 15th of each month, beginning August 15, 1999.

3) ISIS will draw a demand note to be executed as a contingency should ISIS fail to provide timely repurchase of a stock put to the Company.
4) Should ISIS default/1/ on the monthly payment, all puts will be accelerated and immediately exerciseable.
5) Should ISIS subsequently default on the repurchase of all stock under the acceleration of the puts, you may call the demand note. The exercise of the demand note will nullify the put agreement.
6)   Should you not exercise a put during any given month, the put shall expire.
7) ISIS will have the right to call any put, not expired, at any time up to its exercise date at its exercise price.

I have tried to provide a payment schedule that covers the A/P as it existed when we talked; while at the same time preserving the opportunity for you to benefit from the upside should the stock move in that direction. The call will give ISIS an opportunity to eliminate the puts should its fortune change - while making you "whole" for those shares.

Should you have any questions, please call me or contact me by e-mail at jantenucci@PlanGraphics .com.





--------------------
/1/ Default to be defined following written notice of failure to make any payment within 30 days of the put.